Exhibit 10.36

April 28, 2023

Matthew Schroeder

RE:Retention Incentive

Dear Matt:

We appreciate your continued service and would like to offer you an incentive in order to encourage you to stay with us as we evolve our operations, grow our business and explore new strategic alternatives.  In order to be eligible for this incentive you must sign and return this letter agreement to Allison Fuller by May 5, 2023, acknowledging your agreement to the following terms:

If you accept this offer, then on or before May 12, 2023, Rite Aid Hdqtrs. Corp. (the “Company” or “we”) will advance and pre-pay to you a bonus of $1,500,000 (the “Special Bonus”), which you may earn based on your continued employment with the Company and its subsidiaries, subject to your repayment in full should you resign other than for Good Reason or be terminated for Cause prior to the earlier of April 28, 2024, or a Change in Control (each capitalized term, as defined below) (such earlier date, the “Repayment Expiration Date”).

If you remain employed in good standing on the Repayment Expiration Date, then the full amount of the Special Bonus will be earned and you will not have to repay any of the Special Bonus.  Also, if you are terminated without Cause, resign for Good Reason, die or become disabled (in any case) prior to the Repayment Expiration Date, then you (or your estate, as applicable) will not have to repay the Special Bonus, as long as you (or your estate, as applicable) sign(s) and do(es) not revoke a General Release of Claims in such form as may be required by the Company in its sole discretion.

If you are required to repay the Special Bonus under this letter agreement, then you agree to do so promptly, but in no event more than 30 days following your termination date.  Upon your termination we may offset and/or reduce any other compensation we owe you, such as unpaid wages, by the amount of the Special Bonus.  However, we will not reduce or offset any compensation if doing so would violate applicable law and/or would result in penalty taxes under Section 409A of the Internal Revenue Code.  We reserve all other rights and remedies available to recoup the full amount of the Special Bonus advanced under this letter agreement, including the right to file a legal claim in court.

For purposes of this letter agreement the following terms apply:

“Cause” will have the meaning set forth in your employment agreement with Rite Aid Corporation (or a subsidiary thereof).  If you do not have such an employment agreement, then “Cause” will have the meaning as is contained in the Company’s Amended and Restated 2020 Omnibus Equity Incentive Plan (the “Plan”).

“Change in Control” will have the meaning as is contained in the Plan.

“Good Reason” will have the meaning set forth in your employment agreement with Rite Aid Corporation (or a subsidiary thereof).  If you do not have such an employment agreement, then the provisions set forth in this letter agreement as it relates to “Good Reason” will not apply to you.

The Board of Directors of the Company, or its Compensation Committee, has the sole authority and discretion to determine whether any termination is for Cause or Good Reason and whether a Change in Control has occurred, and such determination will be final and binding on you and the Company.  If you wish to dispute any such determination, then such dispute will be resolved by arbitration before a single independent arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, taking place in Philadelphia, Pennsylvania, and applying the law of the State of Pennsylvania.  Both you and the Company waive all rights to a jury trial.

The interpretation, performance and enforcement of this letter agreement shall be governed by the laws of the State of Pennsylvania without regard to principles of conflicts of laws thereof The Company and its subsidiaries will have the authority and the right to deduct or withhold, or require you to remit to the Company or a subsidiary thereof, an amount sufficient to satisfy all federal, state, local and foreign taxes (including any employment tax obligations) required by law to be withheld with respect to the payment of any amounts hereunder.  This letter agreement replaces and supersedes any other agreements, arrangements, understandings or promises made to you by anyone, whether oral or written, and comprises the final, complete and exclusive agreement between you and the Company, solely with respect to the Special Bonus, and may only be amended in a writing signed by both you and an authorized representative of the Company.  This letter agreement may be executed in counterparts and by.pdf, facsimile or other electronic means and, when so executed, will have the same force and effect as an original, and constitute a binding agreement on each of the parties.

You should be aware that in addition to your obligation to repay the Special Bonus under this letter agreement, the Special Bonus may also be subject to recoupment in certain corporate transactions.

Sincerely,

__/s/ Jessica Kazmaier______
Rite Aid Hdqtrs. Corp.

Accepted, Acknowledged and Agreed:

__/s/ Matthew Schroeder____________
Matthew Schroeder

__April 28, 2023 ________________
Date